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                                                                     Exhibit 21

               Subsidiaries of Electronic Sensor Technology, Inc.

Amerasia Technology, Inc.                            Newbury Park, California
L & G Sensor Technology, Inc.                        Newbury Park, California
Electronic Sensor Technology, LP                     Newbury Park, California